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                              EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT dated as of February 11, 1997, by and between CHATEAU PROPERTIES, INC., a Maryland corporation (hereinafter referred to as the "COMPANY"), and Gary P. McDaniel (hereinafter referred to as the "EXECUTIVE").

          WHEREAS, the Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996, as amended, among ROC COMMUNITIES, INC., a Maryland corporation ("ROC"), the Company, and R ACQUISITION SUB, INC., a Maryland corporation and a direct subsidiary of the Company contemplates that the Company enter into an employment agreement with the Executive;

          WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer, on the terms set forth below;

          Accordingly, the parties hereto agree as follows:

          1. TERM. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending on December 31, 1999, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the "TERM").

          2. DUTIES. The Executive, in his capacity as Chief Executive Officer of the Company shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as

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shall be specified and designated from time to time by the Board of Directors of the Company (the "BOARD") (including the performance of services for, and serving on the Board of Directors of, any subsidiary of the Company without any additional compensation). The Company shall use its best efforts to have the Executive elected to the Board, and the Executive agrees to serve on the Board during the Term without any additional compensation. The Executive shall devote substantially all of the Executive's business time and effort to the performance of the Executive's duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing (i) services for ROC GP Corp. (provided that the activities of the Executive and ROC GP Corp. do not materially increase from the level as of the date of this Agreement) and other activities related to the business of ROC, the Company and their affiliates and (ii) personal and charitable activities and any other activities approved by the Board, so long as such activities do not interfere with the Executive's duties for the Company.

          3.   COMPENSATION.

               3.1 SALARY. The Company shall pay the Executive during the Term a salary at the rate of $225,000 per annum (the "ANNUAL SALARY"), in accordance with the customary payroll practices of the Company applicable to senior executives generally. Annual Salary will increase annually on January 1 of each year by a percentage equal to the percentage that represents the average salary increase for all employees of the Company, or such higher amount as may be approved by the Board, with such increase to be

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effective on the date salary increases are effective for employees of the
Company generally and, upon such increase, the increased amount shall thereafter be deemed to be the "Annual Salary."

               3.2 BONUS. The Executive will be eligible to participate in the Chateau Communities, Inc. Annual Bonus Program (the "Bonus Plan"), the terms of which will be established by the Executive Compensation Committee of the Company.

               3.3 BENEFITS - IN GENERAL. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits (but not stock option or other equity-based plans, which are provided for under Section 3.4) that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

               3.4 EQUITY-BASED BENEFITS - IN GENERAL. The Executive will be eligible to participate in the Company's 1997 Equity Compensation Plan which as of the date hereof is in the form attached hereto as Exhibit A.

               3.5 VACATION. The Executive shall be entitled to vacation of 20 days per year.

               3.6 AUTOMOBILE. The Company will provide the Executive a monthly allowance of $1,000 for the use of an automobile. At the option of the Company, in lieu of providing such allowance, the Company will provide the Executive with an automobile of suitable standard to the Executive's position.


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               3.7  DISABILITY BENEFITS AND LIFE INSURANCE.  The Executive shall be entitled to long-term disability benefits and life insurance benefits from the Company each of which shall be reasonably commensurate with benefits provided to similarly situated senior executives of comparable companies.

               3.8 EXPENSES. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement; provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

          4. TERMINATION UPON DEATH OR DISABILITY. If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4. If the Executive becomes eligible for disability benefits under the Company's long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive; provided that the Company will have no right to terminate the Executive's employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive's duties on a regular full-time basis within 30 days of the date the Executive receives notice of such

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termination.  Upon death or other termination of employment by virtue of disability, (i) the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (ii) this Agreement shall otherwise terminate upon such death or other termination of employment and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.14).

          5.   CERTAIN TERMINATIONS OF EMPLOYMENT.

               5.1 TERMINATION FOR CAUSE; TERMINATION OF EMPLOYMENT BY THE EXECUTIVE WITHOUT GOOD REASON.

          (a) For purposes of this Agreement, "CAUSE" shall mean

               (i) the Executive's conviction for (or pleading nolo contendere to) any felony, or a misdemeanor involving moral turpitude;



               (ii) the Executive's commission of an act of fraud, theft or dishonesty related to the performance of the Executive's duties hereunder;

               (iii) the willful and continuing failure or habitual neglect by the Executive to perform the Executive's duties hereunder after reasonable notice and affording the Executive a reasonable opportunity to cease such failure or neglect;

               (iv) any material violation by the Executive of the covenants contained in Section 6; or

               (v) the Executive's willful and continuing material breach of this Agreement after reasonable

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               notice and affording the Executive a reasonable opportunity to cure such breach;

provided that Cause shall in no event be deemed to exist except upon a finding reflected in a resolution of a majority of the directors of the Board, excluding the Executive for these purposes, at a meeting to which the Executive (and the Executive's counsel) shall be invited upon proper notice.

          (b) For purposes of this Agreement, "GOOD REASON" shall mean, unless otherwise consented to by the Executive,

               (i) the material reduction of the Executive's authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive's position or positions with the Company and its subsidiaries;

               (ii) a reduction in Annual Salary of the Executive or the failure to provide for the increases in Annual Salary required by this Agreement;

               (iii) the failure by the Company to obtain an agreement in form and substance reasonably satisfactory to the Executive from any successor to the business of the Company to assume and agree to perform this Agreement;

               (iv) the failure of the Executive to be nominated and recommended by the Board for election by the stockholders; or

               (v) the Company's material and willful breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason under clause (i), (ii) or (v) above, the Company shall have 30 days from the date such notice is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.


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          (c) The Company may terminate the Executive's employment hereunder for
Cause. If the Company terminates the Executive for Cause (other than in the circumstances set forth in Section 5.3), (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits
(but excluding any bonuses except as provided in the Bonus Plan) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of employment); and (ii) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

          (d) The Executive may terminate his employment without Good Reason. If the Executive terminates the Executive's employment with the Company without Good Reason (other than in the circumstances set forth in Section 5.3), and such termination is not covered by Section 5.2 by virtue of the last sentence thereof, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan or in clause (ii) below) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of

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employment); (ii) the Executive shall be entitled to receive (A) a cash payment equal to the sum of (x) the Executive's Annual Salary (as in effect on the effective date of such termination) payable no later than 30 days after such termination and (y) the "TERMINATION BONUS," which shall be the average of the two previous annual bonuses received by the Executive as provided for in the Bonus Plan, or, in the event the Executive has received only one annual bonus pursuant to the Bonus Plan at the time of such termination, the Termination Bonus shall be equal to the amount of such annual bonus, or, in the event the Executive has not received any annual bonuses pursuant to the Bonus Plan at the time of such termination, the Termination Bonus shall be equal to the annual bonus the Executive would have received under the Bonus Plan if the Executive would have remained employed through the period required to be entitled to receive the annual bonus, payable no later than 30 days after such termination (or, if later, as soon as practicable, but in no event more than 30 days after, the amount of the Termination Bonus is known) and (B) for a period of one year after termination of employment such continuing health benefits (including any medical, vision or dental benefits), under the Company's health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); it being expressly understood

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and agreed that nothing in this clause (ii) shall restrict the ability of the
Company to amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such coverage after such time as the Executive becomes entitled to receive health benefits from another employer or recipient of the Executive's services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); and (iii) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

           5.2 TERMINATION WITHOUT CAUSE; TERMINATION FOR GOOD REASON. The Company may terminate the Executive's employment at any time for any reason or no reason and the Executive may terminate the Executive's employment with the Company for Good Reason. If the Company or the Executive terminates the Executive's employment, and such termination is not described in Section 4 or
Section 5.1, (other than in the circumstances set forth in Section 5.3), (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan or in clause (ii) below) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of

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employment); (ii) the Executive shall receive (A) a cash payment equal to two times the sum of (x) the Executive's Annual Salary (as in effect on the effective date of such termination) payable no later than 30 days after such termination and (y) the Termination Bonus payable no later than 30 days after such termination (or, if later, as soon as practicable, but in no event more than 30 days after, the amount of the Termination Bonus is known) and (B) for a period of two years after termination of employment such continuing health benefits (including any medical, vision or dental benefits), under the Company's health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); it being expressly understood and agreed that nothing in this clause (ii) shall restrict the ability of the Company to amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such coverage after such time as the Executive becomes entitled to receive health benefits from another employer or recipient of the Executive's services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (iii) all outstanding unvested options and restricted stock held by the Executive shall vest and all options shall remain exercisable for two years (or, if

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longer, the balance of the regular term of the options); and (iv) this
Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.14). For purposes of this Section 5, if the Executive's employment is not terminated under Section 4 or this Section 5 before the Term would otherwise expire under Section 1, then a termination of employment at the expiration of the Term, which termination is not covered by Section 4 or 5.3, shall be covered under this Section 5.2 rather than under Section 5.1(c); provided, however, that, in such event, "two times" in clause (ii)(A) above shall be replaced with "one and one-half times" and "two years" in clause
(ii)(B) above shall be replaced with "18 months".

           5.3 TERMINATION AFTER CHANGE OF CONTROL.

          (a) For purposes of this Agreement, "Change of Control" means the occurrence of one of the following:

               (i) a "person" or "group" (within the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "EXCHANGE ACT")) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 50% or more of the combined voting power of the Company's then outstanding securities in any one or more transactions; provided, however, that purchases by employee benefit plans of the Company and by the Company or its affiliates shall be disregarded;

               (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company;

               (iii) the execution and delivery of a definitive agreement by the Company that provides for a merger or consolidation, or a transaction having a similar

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               effect (unless such merger, consolidation or similar
               transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of the Company's outstanding common stock (the "Common Stock") at such time), where (A) the Company is not the surviving corporation and a majority of the Common Stock of the Company is no longer held by stockholders of the Company immediately prior to the transaction, (B) the majority of the Common Stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company's Common Stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged); provided, however, that, in the event that the contemplated merger, consolidation or similar transaction is not consummated, then any rights that may arise under this Section 5.3(a) by virtue of such Change of Control shall cease to apply;

               (iv) at a time when the Common Stock is registered under Section 12 of the Exchange Act, a person other than the Company makes a tender or exchange offer for 50% or more of the Common Stock pursuant to which purchases of any amount of Common Stock are made; or

               (v) a majority of the members of the Board are not persons who
               (A) had been directors of the Company for at least the preceding 24 consecutive months or (B) when they initially were elected to the Board, (I) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative vote of two-thirds of the directors who were Continuing Directors (as defined below) at the time of the nomination or election by the Board and (II) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (A) and (B) being "CONTINUING DIRECTORS").

Notwithstanding the foregoing, a "Change of Control" shall not include an offering of any class of shares of common stock of the Company or any of its affiliates under the Securities Act of 1933, as amended.


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          (b) Notwithstanding Section 5.1 or 5.2, in the event of a termination of the Executive by the Company or the Executive for any reason other than as described in Section 4 within the one-year period following a Change of Control,
(i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than Annual Salary and other benefits (but excluding any bonuses except as provided in the Bonus Plan or in clause (ii) below) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the effective date of the termination of employment); (ii) the Executive shall receive (A) a cash payment equal to three times the sum of (x) the Executive's Annual Salary (as in effect on the effective date of such termination) payable no later than 30 days after such termination and (y) the Termination Bonus payable no later than 30 days after such termination (or, if later, as soon as practicable, but in no event more than 30 days after, the amount of the Termination Bonus is known) and (B) for a period of three years after termination of employment (x) such continuing health benefits (including any medical, vision or dental benefits), under the Company's health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have

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favorably affected such benefits); it being expressly understood and agreed that nothing in this clause (ii) shall restrict the ability of the Company to amend or terminate such plans and programs from time to time in its sole discretion; provided, however, that the Company shall in no event be required to provide such coverage after such time as the Executive becomes entitled to receive health benefits from another employer or recipient of the Executive's services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements) and (y) an amount reasonably equivalent economically to the pension benefits the Executive would have received if the Executive remained employed for such three-year period; (iii) all outstanding unvested options and restricted stock held by the Executive shall vest and all options shall remain exercisable for two years (or, if longer, the balance of the regular term of the options); and (iv) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

          6.   COVENANTS OF THE EXECUTIVE.

               6.1 COVENANT AGAINST COMPETITION; OTHER COVENANTS. The Executive acknowledges that (i) the principal business of the Company is the owning, acquiring, developing or operating of manufactured housing communities (such businesses, and any and all other businesses that after the date hereof, and from time to time during the Term, become material and substantial with respect to the Company's then-overall business, herein being collectively

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referred to as the "BUSINESS"); (ii) the Company knows of a limited number of persons who have developed the Company's Business; (iii) the Company's Business is, in part, national in scope; (iv) the Executive's work for the Company and its subsidiaries (and the predecessors of either) has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section
6. In light of the foregoing, during the Term and for a period of one year thereafter (and, as to Section 6.1(b) and (d), at any time during and after the Executive's employment with the Company and its subsidiaries (and the predecessors of either)):

                    (a) Except for such affiliation with ROC GP Corp. and its affiliates (provided that the activities of the Executive and ROC GP Corp. do not materially increase from the level as of the date of this Agreement), the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company in any county of any state in which the Company owns or

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leases manufactured home communities.  In the case of a termination by the
Company without Cause or by the Executive for Good Reason, the preceding covenant shall expire on the date of termination; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (i) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (ii) the Executive is not a controlling person of, or a member of a group which controls, such entity and (iii) the Executive does not, directly or indirectly, own one percent or more of any class of securities of such entity; provided that this Section 6.1(a) shall not apply in the event of and effective upon a Change of Control.

                    (b) The Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the "CONFIDENTIAL COMPANY INFORMATION"), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company's or its affiliates' (or any of their predecessors') properties, and shall not disclose such Confidential Company Information to anyone

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outside of the Company except with the Company's express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive, (ii) is clearly obtainable in the public domain, (iii) was not acquired by the Executive in connection with the Executive's employment or affiliation with the Company, (iv) was not acquired by the Executive from the Company or its representatives, or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

                    (c) The Executive shall not, without the Company's prior written consent, directly or indirectly, (i) knowingly solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee thereof or hire (on behalf of the Executive) or any other person or entity) any employee who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one year of the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates, or (ii) whether for the Executive's own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive's employment with the Company and its affiliates (or the predecessors of either) is or was a customer or client of the Company or any of its affiliates (or any

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predecessor of either); provided that this Section 6.1(c) shall not apply in the event of and effective upon a Change of Control.

                    (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the Business of the Company and its affiliates shall be the Company's property and shall be delivered to the Company at any time on request.

          6.2 RIGHTS AND REMEDIES UPON BREACH. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the "RESTRICTIVE COVENANTS") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall


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not constitute a defense to the enforcement of the Restrictive Covenants.

          7.   OTHER PROVISIONS.

               7.1  SEVERABILITY.  The Executive acknowledges and agrees that
(i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               7.2 DURATION AND SCOPE OF COVENANTS. If any court or other decision-maker of competent jurisdiction determines that any of the Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

               7.3 ENFORCEABILITY; JURISDICTIONS. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the

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courts of any one or more of such jurisdictions hold the Restrictive
Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction's being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of RES JUDICATA. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Executive and the Company (or its affiliates, where applicable), other than those arising under
Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies provided under Section 6.2, shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction.

               7.4 ATTORNEYS' FEES. In the event of any legal proceeding (including an arbitration proceeding) relating to this Agreement or any term or provision thereof in which the Executive

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



is the prevailing party, the Company shall be responsible to pay or reimburse the Executive for all reasonable attorneys' fees incurred by the Executive in connection with such proceeding.

               7.5 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

                    (i)  If to the Company, to:

                         6430 South Quebec Street
                         Englewood, Colorado  80111


                    (ii) If to the Executive, to:

                         Gary P. McDaniel
                         32023 County Road 15
                         Elizabeth, Colorado  80107


                         with a copy in either case to:



                         Rogers & Wells
                         200 Park Avenue
                         New York, New York  10166
                         Attention: Jay L. Bernstein, Esq.

                         and

                         Timmis & Inman L.L.P.
                         300 Talon Centre
                         Detroit, Michigan  48207
                         Attention: Henry J. Brennan, III, Esq.


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



Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

               7.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

               7.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

               7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

               7.9 ASSIGNMENT. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of

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

the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

               7.10 WITHHOLDING. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

               7.11 NO DUTY TO MITIGATE.    The Executive shall not be required
to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

               7.12 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

               7.13 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

               7.14 SURVIVAL. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3, 7.4 and 7.10 and the other provisions of this Section 7 (to the

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


extent necessary to effectuate the survival of Sections 6, 7.3, 7.4 and 7.10) shall survive termination of this Agreement and any termination of the Executive's employment hereunder.

               7.15 EXISTING AGREEMENTS. Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit the Executive's ability to fulfill the Executive's responsibilities hereunder.

               7.16 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

               7.17 PARACHUTE PROVISIONS. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.17) and if no excise taxes had been imposed with respect to Parachute Payments. The amount of any payment under this
Section 7.17 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company. "Parachute

Payment" shall mean any payment deemed to constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code.

          IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.


                                       Chateau Properties, Inc.

                                       By: /s/John A. Boll
                                           ----------------------
                                              its Chairman



                                           /s/Gary P. McDaniel
                                           ----------------------
                                              Gary P. McDaniel

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